LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE)
ANNOUNCES DEFINITIVE AGREEMENT TO
SELL 120 OF THEIR JOE’S CRAB SHACK RESTAURANTS

HOUSTON, October 9 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), one of the nation’s largest casual dining and entertainment companies, today announced it entered into a definitive agreement to sell 120 of its Joe’s Crab Shack restaurants to JCS Holdings, LLC, a new entity created to acquire these restaurants by J. H. Whitney Capital Partners, LLC, a private equity group (“Joe’s Sale”). The sales price is approximately $192 million, including the assumption of certain working capital liabilities. The remaining 23 Joe’s Crab Shack restaurants will either be converted to another Landry’s concept, operated under a license agreement with JCS Holdings, LLC or closed and sold. The transaction is expected to close in the fourth quarter of 2006, subject to customary closing conditions.

Tilman J. Fertitta, Chairman, President and Chief Executive Officer stated, “Joe’s has been an important part of our growth over the years. We are now going in a different strategic direction, focused more on our higher end restaurants, hospitality and gaming assets. Joe’s just does not fit well in our future plans.”

Same store sales for the Company in the third quarter were positive approximately 1.0%, including a negative 8.0% same store sales for the Joe’s Crab Shack division. These results reflect the strength of the Company’s higher end brands as well as the difficulties experienced by the lower price point casual dining segment.

Charges associated with the sale of Joe’s Crab Shack restaurants held for sale will be presented in the Company’s financial statements as discontinued operations. The impairment and other charges associated with the Joe’s Sale will result in an after tax charge of approximately $35.0 million to $37.0 million in the third quarter. Impairment and other charges associated with the Joe’s restaurants held for conversion to another Landry’s concept, approximating $6.0 million after tax, will be included in income from continuing operations.

Rick H. Liem, Senior Vice President and Chief Financial Officer said, “Primarily as a result of the impairment and other charges associated with the Joe’s Sale and poor earnings performance by Joe’s for the quarter, the Company’s earnings per share estimates for the third quarter and full year 2006 are no longer applicable. The loss for the third quarter is estimated to range from $1.65 to $1.85 per share diluted. Despite the Company’s third quarter performance, management is comfortable with analyst estimates for the fourth quarter on a proforma basis for continuing operations.”

The Company was represented by North Point Advisors, LLC in the Joe’s Sale.

Landry’s operates Landry’s Seafood House, Rainforest Cafe, Chart House, Saltgrass Steakhouse, Crab House, Charley’s Crab, The Kemah Boardwalk, Aquarium Restaurants, Signature Group of Restaurants, Golden Nugget Casinos and many other properties in the United States and internationally.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010	or	Rick H. Liem Senior Vice President and CFO (713) 850-1010